Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MacDermid Group, Inc.:

We consent to the use of our report dated July 11, 2011, with respect to the balance sheet of MacDermid Group, Inc. as of June 17, 2011, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Hartford, Connecticut

November 2, 2011